FOR IMMEDIATE RELEASE
October 26, 2015

CONTACT: Eric Amig
(212) 441-6807
Brian Finnegan
(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK
ANNOUNCES THIRD QUARTER 2015 OPERATING HIGHLIGHTS

New York, NY The Federal Home Loan Bank of New York (FHLBNY) today released its unaudited financial highlights for the quarter ended September 30, 2015.

Amid a volatile market and a slowly recovering economy, the Federal Home Loan Bank of New York has continued to perform well through the first nine months of 2015, said José R. González, president and CEO of the FHLBNY. Our members depend on our stability, and our consistent performance positions our cooperative to be a reliable partner for these members as we continue to work together to strengthen the communities we serve.

Highlights from the third quarter of 2015 include:

Net income for the quarter was $83.0 million, a decrease of $2.6 million, or 3.0 percent, from net income of $85.6 million for the third quarter of 2014.  Return on average equity (ROE) for the quarter was 5.27 percent, compared to ROE of 5.21 percent for the third quarter of 2014.

As of September 30, 2015, total assets were $122.9 billion, an increase of $3.3 billion from total assets of $119.6 billion at June 30, 2015. As of September 30, 2015, advances were $90.7 billion, a decrease of $600 million from $91.3 billion at June 30, 2015.

As of September 30, 2015, total capital was $6.3 billion, unchanged from total capital of $6.3 billion as of June 30, 2015.  The FHLBNYs unrestricted retained earnings increased during the quarter by $13.3 million to $886.7 million as of September 30, 2015. The FHLBNY increased its restricted retained earnings by $16.6 million during the quarter to $269.4 million as of September 30, 2015.  At September 30, 2015, the Bank met its regulatory capital-to-assets ratios and liquidity requirements.

The FHLBNY currently expects to file its Form 10-Q for the third quarter of 2015 with the U.S. Securities and Exchange Commission on or before November 10, 2015.

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks. The FHLB of New York currently serves 325 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The Federal Home Loan Banks support the efforts of local members to help provide financing for Americas homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.